                                                                   EXHIBIT 99.03

                            EXCHANGE AGENT AGREEMENT

                                                                  March __, 2004

Wells Fargo Bank, National Association, as successor by merger to
Wells Fargo Bank Minnesota, National Association
Attn:  Corporate Trust Services
213 Court Street, Suite 703
Middletown, CT  06457

Ladies and Gentlemen:

         Quintiles Transnational Corp., a North Carolina corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $450,000,000 principal amount of its 10% Senior Subordinated Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act") for a like principal amount of its outstanding 10% Senior Subordinated Notes due 2013 (the "Private Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated _________, 2004 (the "Prospectus"), included in the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission. The Private Notes and the Exchange Notes are collectively referred to herein as the "Securities."

         The Company hereby appoints Wells Fargo Bank, National Association as the exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" refer to Wells Fargo Bank, National Association, in its capacity as Exchange Agent.

         The Exchange Offer is expected to be commenced by the Company on or about ____, 2004. The Letter of Transmittal, the Notice of Guaranteed Delivery, the Letter to Registered Holders and the Letter to Clients (collectively, the "Tender Documents") accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) are to be used by the holders of the Private Notes to accept the Exchange Offer and contain instructions with respect to the delivery of certificates for Private Notes tendered in connection therewith.

         The Exchange Offer will expire at 5:00 p.m., New York City time, on ____________, 2004 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral or written notice to you.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Private Notes not therefore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Conditions." The Company will give oral notice (promptly confirmed in writing) of any amendment, termination or nonacceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

         1. You shall perform such duties and only such duties as are specifically set forth in the section of the Prospectus entitled "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You shall establish book-entry accounts in accordance with SEC regulations with respect to each of the Private Notes at The Depository Trust Company (the "Book Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book Entry Transfer Facility's systems may, until the Expiration Date, make book-entry delivery of the Private Notes by causing the Book Transfer Facility to transfer such Private Notes into the appropriate account in accordance with the Book Entry Transfer Facility's procedure for such transfer.

         3. You shall examine each of the Letters of Transmittal and certificates for the Private Notes (or confirmation of book-entry transfer into the accounts at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Private Notes to ascertain whether: (1) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein; and (2) the Private Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Private Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the applicable Exchange Offer exists, you shall make commercially reasonable efforts to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be commercially reasonable to cause such irregularity to be corrected.

         4. With the approval of the Chief Executive Officer, Chief Financial Officer or General Counsel (the "Executive Officers") of the Company (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by such an officer, you may waive any irregularities in connection with any tender of Private Notes pursuant to the Exchange Offer.

         5. Tenders of Private Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering" and "The Exchange Offer--Guaranteed Delivery Procedures," and Private Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this Section 5, Private Notes that an Executive Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

         6. You shall advise the Company with respect to any Private Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Private Notes.

         7.       You shall accept tenders:

                  a. in cases where the Private Notes are registered in two or more names only if signed by all named holders;

                  b. in cases where the signing person (as indicated in the Letter of Transmittal) is acting in a fiduciary or a representative capacity only if proper evidence of his or her authority so to act is submitted; and

                  c. from persons other than the registered holder of Private Notes, only if customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Private Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Private Notes to the registrar for separation and return any untendered Private Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company shall notify you in writing of its acceptance, promptly after the Expiration Date, of all Private Notes properly tendered and you, on behalf of the Company, shall exchange such Private Notes for Exchange Notes, and cause such Private Notes to be cancelled. Such private notes are to be retired from the Company's books and will no longer be outstanding. Delivery of Exchange Notes shall be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes tendered promptly after receiving written notice of acceptance of said Private Notes by the Company; provided, however, that in all cases, Private Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Private Notes (or confirmation of book entry transfer into the accounts at the Book Entry Transfer Facility), and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents or an agent's message (as such term is defined in the Letter of Transmittal) in the case of book-entry transfer. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

         10. The Company is not required to exchange any Private Notes tendered if any of the conditions set forth in the Exchange Offer is not met. Written notice of any decision by the Company not to exchange any Private Notes tendered shall be given by the Company to you.

         11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Private Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Private Notes (or effect an appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the person who deposited them.

         12. You shall forward all certificates for reissued Private Notes, unaccepted Private Notes or for Exchange Notes by (i) first-class certified mail, return receipt requested, under a blanket surety bond or insurance protecting you and the Company from losses and liabilities arising out of the non-receipt or non-delivery of such certificates or (ii) registered mail insured separately for the value of such securities.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14.      As Exchange Agent hereunder you:

                  a. are not liable for any action or omission to act in connection with this Exchange Agent Agreement unless the same constitutes your gross negligence, willful misconduct or bad faith;

                  b. have no duties or obligations other than those specifically set forth herein or incorporated herein from the Prospectus or as may be subsequently agreed to in writing between you and the Company;

                  c. are regarded as making no representations as to the validity, sufficiency, value or genuineness of any of the certificates or the Private Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                  d. are not obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you have been furnished with a commercially reasonable indemnity;

                  e. may rely on and are protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or securities delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

                  f. may reasonably act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith reasonably believe to be genuine and to have been signed or presented by the proper person or persons;

                  g. may rely on and are protected in acting upon written instructions from any Executive Officer of the Company;

                  h. may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                  i. shall not advise any person tendering Private Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market values of any Private Notes.

         15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with oral requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company,
Attn: John S. Russell, General Counsel.

         16. You shall advise by facsimile transmission to the General Counsel of the Company ((919) 998-7345), Gerald Roach, Esq. of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP ((919) 821-6800) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Private Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Exchange Agent Agreement, separately reporting and giving cumulative totals as to each item properly received and each item improperly received. In addition, you shall also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation will include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons who have tendered, the aggregate principal amount of Private Notes tendered, the aggregate principal amount of Private Notes accepted by the Company, and deliver said list to the Company promptly following the Expiration Date.

         17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by destroying them.

         18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Exchange Agent Agreement.

         19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Exchange Agent Agreement, on the one hand, and the Prospectus and the Letters of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Letter of Transmittal or Prospectus, except with respect to your duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Exchange Agent Agreement.

         20. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, reasonable cost or expense, including reasonable attorneys' fees and expenses, incurred without gross negligence or willful misconduct or bad faith on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Private Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Private Notes. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company retains counsel reasonably satisfactory to you to defend such suit, and so long as there is no conflict of interest that exists between you and the Company. The provisions of this section shall survive the termination of this Exchange Agent Agreement.

         Without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions set forth herein (whether or not you, the Company or any of its directors, officers or controlling persons is an actual or potential party to such claim or proceeding), unless such settlement includes an unconditional release of the Company and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

         21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

         22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Private Notes, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         23. This Exchange Agent Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York, and without regard to conflict of law principles, and shall inure to the benefit of, and the obligations crested hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         24. This Exchange Agent Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

         25. In case any provision of this Exchange Agent Agreement is invalid, illegal or unenforceable due validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         26. This Exchange Agent Agreement is not deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Exchange Agent Agreement may not be modified orally.

         27. Unless otherwise provided herein all notices, requests and other communications to any party hereunder shall be in writing (including, facsimile or similar writing) and shall be given to such party, addressed to it at its address or telecopy number set forth below;

If to the Company;

                  Quintiles Transnational Corp.
                  4709 Creekstone Drive
                  Riverbirch Building, Suite 200
                  Durham, NC 27703
                  Facsimile:  919-998-2418
                  Attention:  John S. Russell

with copy to:

                  Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 150 Fayetteville Street Mall
                  2500 Wachovia Capitol Center
                  Raleigh, NC 27601
                  Fax:  919-821-6800
                  Attn:  Gerald F. Roach, Esq.

If to the Exchange Agent:

                  Wells Fargo Bank, National Association
                  213 Court Street, Suite 703
                  Middletown, CT  06457
                  Facsimile:  (860) 704-6219

                  Attention:        Joseph P. O'Donnell
                                    Corporate Trust Services



                  With a copy to:

                  Wells Fargo Bank, National Association
                  Corporate Trust
                  Sixth and Marquette
                  MAC N9303-120
                  Minneapolis, MN 55479
                  Attn:  Joe Taffe


         28. Unless terminated earlier by the parties hereto, this Exchange Agent Agreement shall terminate 90 days following the Expiration date. Notwithstanding the foregoing Sections 18 and 20 shall survive the termination of this Exchange Agent Agreement. Upon any termination of this Exchange Agent Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Exchange Agent Agreement.

              [Remainder Of This Page Is Intentionally Left Blank]

                                                                   Exhibit 99.03


         IN WITNESS WHEREOF, each of the parties has caused this Exchange Agent Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                          QUINTILES TRANSNATIONAL CORP.:



                                          By:
                                               --------------------------------
                                               Name: John S. Russell
                                               Title: Executive Vice President


                                          WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, AS EXCHANGE AGENT:



                                          By:
                                               --------------------------------
                                               Name:  Joseph P. O'Donnell
                                               Title: Assistant Vice President

                                   SCHEDULE I



           SERVICE                                            FEE
           -------                                          -------
                                                           (PER ISSUE)
           Exchange Agent...............................   $3,000.00
                     Total..............................   $




                                      I-1